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                                                                 HEI Exhibit 4.8


Pricing Supplement No. 11                         Filing under Rule 424(b)(3)
Dated November 30, 1995                           Registration File No. 33-58820
(To Prospectus dated June 11, 1993)

                                 $250,000,000
                      HAWAIIAN ELECTRIC INDUSTRIES, INC.
                          MEDIUM-TERM NOTES, SERIES B

Principal amount:  $30,000,000              Floating Rate Notes:  N/A
Interest Rate (if fixed rate):  6.66%       Base Rate:  N/A
Stated Maturity Date:  December 5, 2005        Commercial Paper Rate
Issue price (as a percentage of                Prime Rate
 principal amount):  100%                      LIBOR
Selling Agent's commission (%):  0.625%        Treasury Rate
Purchasing Agent's discount                    CD Rate
 or commission (%):  N/A                       Federal Funds Rate
Net proceeds to the Company (%):  99.375%      Other:
Settlement date and time (original          Index Maturity: N/A
 issue date):  December 5, 1995             Spread: N/A
Initial Redemption Date (if any):  N/A      Spread Multiplier:  N/A
Initial Redemption Percentage:  N/A         Maximum Interest Rate:  N/A
Annual Redemption                           Minimum Interest Rate:  N/A
 Percentage Reduction:  N/A                 Initial Interest Rate:  N/A
Optional Repayment Dates:  N/A              Interest Reset Period:  N/A
Currency of Denomination:  U.S.             Interest Determination Date(s):  N/A
Currency of Payment:  U.S.                  Calculation Date(s):  N/A
Minimum Authorized                          Interest Payment Period:  N/A
 Denominations:  $1,000                     Regular Record Date(s):  N/A
Additional Terms:  N/A                      Calculation Agent:  N/A

  Redemption prices (if any):  The Redemption Price shall initially be   N/A  %
of the principal amount of such Notes to be redeemed and shall decline (but not
below par) on each anniversary of the Initial Redemption Date by   N/A   % of
the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

  Use of Proceeds and Additional Terms:

  All or substantially all of the net proceeds to Hawaiian Electric Industries, Inc. ("HEI") from the sale of its Medium-Term Notes, Series B, covered by this Pricing Supplement will be used by HEI to redeem its Medium-Term Notes, Series A (the "Series A Notes"), to retire commercial paper, to make temporary investments pending such redemptions and retirements and for other general corporate purposes. The aggregate principal amount of the Series A Notes is $20 million and they bear interest at rates per annum ranging from 9.70% to 9.90% and have maturity dates ranging from December 7, 1998 to December 30, 1998. As of November 30, 1995, HEI's commercial paper outstanding totaled approximately $51.2 million. Such commercial paper bore interest at prevailing market rates and had original maturities varying between 1 and 45 days.

  As of the date of this Pricing Supplement, the aggregate initial public offering price of the Notes which have been sold (including the Notes to which this Pricing Supplement relates) is $102,000,000.

  "N/A" as used herein means "Not applicable". "A/S" as used herein means "As stated in the Prospectus referred to above".

MERRILL LYNCH & CO.                                        GOLDMAN, SACHS & CO.